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Exhibit 2

NORTH AMERICAN PALLADIUM LTD.
MANAGEMENT PROXY CIRCULAR
SOLICITATION OF PROXIES

        This management proxy circular (the "Circular") is furnished in connection with the solicitation of proxies by the management of North American Palladium Ltd. (the "Corporation") to be used at the Annual Meeting (the "Meeting") of the shareholders of the Corporation (the "Shareholders") to be held at the time, place and for the purposes indicated in the enclosed Notice of Annual Meeting of Shareholders (the "Notice") and any adjournment thereof. The solicitation of proxies will be done primarily by mail but proxies may also be solicited personally, by facsimile or by telephone by officers, directors or regular employees of the Corporation for which no additional compensation will be paid. The cost of the solicitation will be borne by the Corporation. The Corporation may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from Shareholders of the Corporation.

        Shareholders unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to forward it to Computershare Investor Services Inc., Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1.

APPOINTMENT AND REVOCATION OF PROXY

        The persons named in the enclosed form of proxy are directors and/or officers of the Corporation and are the proxyholders nominated by the board of directors of the Corporation (the "Board"). A Shareholder has the right to appoint a person to attend and act on the Shareholder's behalf at the Meeting other than the persons named in the enclosed form of proxy. To exercise this right, a Shareholder must strike out the names of the nominees of management named in the form of proxy the Shareholder is signing and insert the name of the Shareholder's nominee in the blank space provided on the form of proxy. A person appointed as proxyholder need not be a Shareholder of the Corporation.

        A Shareholder executing the enclosed form of proxy has the right to revoke the proxy (i) by depositing an instrument in writing, including another completed form of proxy, executed by the Shareholder or the agent thereof duly authorized in writing or, if the Shareholder is a corporation, by an officer thereof duly authorized in writing, at the executive office of the Corporation in Toronto, Ontario or with Computershare Investor Services Inc., Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1 at any time up to 5:00 p.m. (Toronto time) on the last business day preceding the Meeting or any adjournment thereof, (ii) by depositing such instrument with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, or (iii) in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

        The common shares (the "Common Shares") of the Corporation represented by the enclosed form of proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. In the absence of such direction, such Common Shares will be voted FOR the resolutions referred to in the form of proxy.

        If any amendment or variation to the matters identified in the Notice is proposed at the Meeting or any adjournment thereof, or if any other matters properly come before the Meeting or any adjournment thereof, the enclosed form of proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the appointed proxyholder. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

VOTING OF SHARES

        A holder of Common Shares may own such shares in one or both of the following ways. If a Shareholder is in possession of a physical share certificate, such Shareholder is a "registered" Shareholder and the name and address of such Shareholder are maintained by the Corporation through its transfer agent, Computershare Investor Services Inc. If a Shareholder owns shares through a bank, broker or other nominee, such Shareholder is a "beneficial" Shareholder and such Shareholder will not have a physical share certificate. Such Shareholder will have an account statement from the bank, broker or other nominee through which the Shares are held as evidence of such Shareholder's share ownership.

        A registered Shareholder may vote a proxy in such Shareholder's own name in accordance with the instructions appearing on the enclosed form of proxy or may attend the Meeting and vote in person. Because a registered Shareholder is known to the Corporation and its transfer agent, such Shareholder's account can be confirmed and such Shareholder's vote recorded or changed if such registered Shareholder has previously voted. This procedure prevents a Shareholder from voting such Shareholder's shares more than once. Only the registered Shareholder's latest dated proxy will be valid.

        Most Shareholders are "beneficial owners" and not registered shareholders. Their Common Shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to non-registered holders, unless otherwise instructed by the holder (and are required to do so in some cases despite such instructions).

        Only registered Shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Beneficial Shareholders should follow the directions of intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide beneficial Shareholders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the beneficial owner, but otherwise incomplete. These are procedures to permit beneficial Shareholders to direct the voting of the Common Shares which they beneficially own.

        If a beneficial Shareholder wishes to attend and vote in person at the Meeting, such non-registered holder must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary and carefully follow the intermediary's instructions for return of the executed form or other method of response.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        At the date hereof, to the knowledge of management of the Corporation, no person has any interest by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The holders of Common Shares whose names appear on the list of Shareholders prepared as of the close of business, Toronto time, on April 18, 2007 (the "Record Date") will be entitled to notice of and to vote at the Meeting and any adjournment thereof if present or represented by proxy thereat. The list of Shareholders will be available for inspection during usual business hours at the offices of the Corporation in Toronto, Ontario.

        At the close of business on April 18, 2007, 54,252,964 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on each matter voted on a poll at the Meeting.

        As at the Record Date, Kaiser-Francis Oil Company ("KFOC") holds approximately 50% of the Common Shares outstanding. To the knowledge of the directors and officers of the Corporation, no other person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to the voting securities of the Corporation.

        KFOC is a wholly-owned subsidiary of GBK Corporation, which is controlled by George B. Kaiser of Tulsa, Oklahoma and members of his family. Mr. Steven R. Berlin, a director of the Corporation, is a nominee of KFOC and its representative on the Board.

DOLLAR FIGURES

        Unless expressly stated to the contrary, all "$" figures in this Circular refer to Canadian dollars.

BUSINESS OF THE MEETING

Presentation of Financial Statements

        The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2006 and the auditors' report thereon will be placed before the Meeting.

Election of Directors

        The articles of the Corporation provide for a Board consisting of a minimum of one (1) director and a maximum of ten (10) directors. The Board is authorized to fix the number of directors within the minimum and maximum. At the Meeting, Shareholders will be asked to elect six (6) directors for the ensuing year. The term of office of each director elected at the Meeting will end at the date of the next annual meeting following his election or at the date of the election or appointment of his successor unless he resigns or his office becomes vacant through death or any other reason in accordance with the by-laws of the Corporation. Management of the Corporation has been informed that, if elected, each of such nominees would be willing to serve as a director. However, in the event any such nominee is unable or unwilling to serve as a director because of death or any other unexpected occurrence, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board may designate.

        Management of the Corporation recommends that Shareholders vote FOR the election of the individuals set forth in the table below as directors of the Corporation. It is intended that the Common Shares represented by proxies solicited hereby, unless otherwise indicated, will be voted FOR the election of the individuals nominated by management as directors of the Corporation.

        The following table sets forth the name and municipality of residence of each nominee, his position(s) held with the Corporation, his principal occupation, the period during which he has served as a director of the Corporation and the number of Common Shares beneficially owned, directly or indirectly, or over which control or discretion is exercised by him as of April 18, 2007:

Name and Municipality of Residence	Position(s) Held	Principal Occupation	Director Since	Number of Common Shares Owned or Controlled(1)

Steven R. Berlin(3)(5) Tulsa, Oklahoma	Director	Part-time consultant	February 2001	5,000

C. David A. Comba(2)(4) Toronto, Ontario	Director	Graduate geologist and retired executive	March 2006	—

André J. Douchane(4) Chairman Santa Fe, New Mexico	Chairman and director	Consultant	April 2003	5,000

Robert J. Quinn(2)(3) Kingwood, Texas	Director	Partner, Quinn & Brooks LLP	June 2006	—

Gregory J. Van Staveren(2)(3) Toronto, Ontario	Director	Strategic Financial Consultant	February 2003	9,000

William J. Weymark West Vancouver, B.C.	Director	President and Chief Executive Officer, Vancouver Wharves Ltd.	January 2007	—

(1)
The information with respect to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)
Member of Audit Committee.

(3)
Member of Governance and Compensation Committee.

(4)
Member of Technical, Environment, Health and Safety Committee.

(5)
Mr. Berlin is a nominee supported by KFOC which has advised the Corporation that it intends to vote the Common Shares which it owns in favour of his re-election as a director.

        Each of the foregoing individuals has held the principal occupation set forth beside his name for the past five years except as follows:

        Mr. Berlin, prior to January 2006, was Vice President of KFOC, the Corporation's principal shareholder. Prior to January 30, 2004, he was also Chief Financial Officer and Treasurer of PetroCorp Incorporated, an oil and natural gas company.

        Mr. Comba, prior to May 2005, was a mining industry association executive.

        Mr. Douchane, prior to January 2006, was President and Chief Executive Officer of the Corporation and, prior to April 2003, he was President of Management Inc., a management consulting firm. In January 2007, Mr. Douchane was appointed President and CEO of Starfield Resources Inc. an exploration and development company in Nunavut.

        Mr. Weymark, prior to May 2004, was President and COO of Vancouver Wharves Ltd.

        Other than as disclosed below, no person nominated for election as a director:

  (a)
  is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

  (i)
  was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

    (ii)
    was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

    (iii)
    within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

  (b)
  has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.

        Mr. Berlin was a director of Ozark Airlines, Inc. ("Ozark Airlines"), doing business as Great Plains Airlines, Inc., which filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in an Oklahoma court on January 23, 2003. Mr. Berlin resigned from the board of Ozark Airlines on December 14, 2004. Ozark Airlines filed a motion to convert the bankruptcy order to Chapter 7, which was granted by the Court on March 11, 2005.

Appointment and Remuneration of Auditors

        KPMG LLP, Chartered Accountants are the auditors of the Corporation. The fees billed by KPMG LLP for 2006 audit services were approximately $442,160, plus $185,714 for assurances and other services related to the performance of the audit or review of the Corporation's financial statements, and $39,503 for professional services for tax compliance, tax advice, tax planning, and other services provided to the Corporation in 2006. KPMG LLP have been the auditors of the Corporation since June 2004.

        It is intended that the Common Shares represented by proxies solicited hereby, unless otherwise indicated, will be voted FOR the appointment of KPMG LLP, Chartered Accountants as auditors of the Corporation until the next annual meeting of Shareholders and to authorize the Board to fix their remuneration.

COMPENSATION OF DIRECTORS

        Non-executive directors receive remuneration for attendance at Board meetings and committee meetings. Directors are also reimbursed for all expenditures incurred while in attendance. For the year ended December 31, 2006, the non-executive directors of the Corporation earned an aggregate of $366,104 for annual retainers and attendance at meetings of the Board and committees.

        In 2006, the Chairman received an annual retainer of $120,000 and the other directors received an annual retainer of $25,000. Non-executive directors generally receive fees for attendance at Board meetings and committee meetings held in person or by telephone, of $1,000 per meeting, except for the Audit Committee Chairman who receives $3,000 for each meeting of the Audit Committee attended.

        From time to time, the Board may grant stock options and restricted share units to the non-executive directors or to newly appointed directors. See also "Incentive Plans — Equity Compensation Plan Information" and "Incentive Plans — Restricted Share Unit Plan".

REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

        The primary focus of the compensation strategy of the Corporation is to provide a comprehensive executive compensation package designed to attract and retain senior managers and professionals during its recent period of growth; while at the same time taking into consideration the overall strategies and objectives of the Corporation. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of the senior management team with the financial interests and objectives of the Shareholders.

        One of the aims of the compensation strategy is to ensure that executive officers of the Corporation are paid reasonably and consistent with the level of responsibility and authority which they assume and taking into account the role they play in advancing the strategic objectives of the Corporation.

        The role of the Governance and Compensation Committee is to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Corporation are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Governance and Compensation Committee may call upon outside resources to assist with these reviews and to ensure that the comprehensive packages available to executive officers are sufficient without being overly so, to retain the existing compliment of executive officers and to recruit others into this group as an integral part of facilitating and sustaining the recent growth experienced by the Corporation and its ongoing operations. In 2006, the Governance and Compensation Committee considered, among other things, a report prepared for the Committee by the Hay Group, a management consultancy firm, on long-term incentive vehicles.

        The basic elements of the compensation strategy are base salary, annual incentives and long-term incentives.

1.     Base Salary.    On an individual basis, base salaries are reviewed for each executive officer, including the President & CEO and, where it is deemed necessary, changes are made. In order to ensure that base salaries paid are competitive relative to other similar positions within the mining industry in Canada, surveys of such salaries are examined. Other considerations taken into account when examining base salaries include years of experience, the potential contribution which the individual can make to the success of the Corporation, the level of responsibility and authority inherent in the job and the importance of maintaining internal equity within the organization.

2.     Annual Incentives.    The Corporation has a short-term incentive plan ("STIP") developed by the Governance and Compensation Committee and approved by the Board. The President & CEO and executive officers are eligible for a bonus package if certain performance criteria prescribed by the STIP are satisfied.

        The 2006 STIP had two components: 50% of the bonus was based on achieving a production target for the Corporation ("Production Target"), with incremental increases for exceeding the Production Target; and 50% of the bonus was based on achieving certain cost criteria ("Cost Target"). Final decision on bonus payment was subject to the recommendation of the Compensation Committee and approval by the Board. In 2006, the Production Target was not achieved but the Cost Target was met, resulting in some bonuses being paid under the STIP.

3.     Long-term Incentives.    Long-term incentives such as stock options, share purchase plans and restricted share unit plans are means of aligning the compensation of executive officers with the performance of the Corporation. In determining whether to grant stock options to an executive officer and in determining the number of stock options granted, factors taken into consideration include the relative position of the individual officer, the contribution made by that officer during the review period and the number of stock options previously granted. Executive officers who are employees may participate in the Corporation's RRSP plan, under which the Corporation makes matching contributions on behalf of the employee in, at the Corporation's discretion, cash, Common Shares issued from treasury, or a combination thereof.

CEO Compensation

        James D. Excell's annual base salary for 2006 was $350,000 and he was eligible to earn an annual bonus pursuant to the Corporation's STIP of up to 70% of his base salary with an incremental increase if the Production Target was exceeded. His compensation was based on a review of compensation paid to other chief executive officers in the industry along with his qualifications and experience. In 2006, Mr. Excell was awarded a bonus of $50,000 based on the Corporation achieving the established Cost Target.

        The foregoing report has been provided by the Governance and Compensation Committee.

  Steven R. Berlin
  Robert J. Quinn
  Gregory J. Van Staveren

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following table sets forth all annual and long term compensation for services in all capacities to the Corporation and its subsidiaries for each of the past three fiscal years ended December 31 in respect of the individuals who were the Chief Executive Officer and the Chief Financial Officer at any time during 2006 and the other three most highly compensated executive officers of the Corporation who were serving as executive officers as at December 31, 2006 and whose total salary and bonus exceeded $150,000 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Under Options/SAR Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation ($)

James D. Excell President & Chief Executive Officer	2006	350,150	50,000	3,978	Nil	Nil	Nil	Nil

Ian M. MacNeily Vice President, Finance and Chief Financial Officer(2)	2006 2005	200,150 16,670	Nil Nil	7,308 Nil	Nil 40,000	Nil Nil	Nil Nil	Nil Nil

Michael C. Thompson Manager, Administration and Senior Controller	2006 2005 2004	145,150 124,267 122,985	12,000 Nil 33,000	18,559 8,381 7,343	Nil Nil 8,400	Nil Nil Nil	Nil Nil Nil	76,494 6,745 48,260	(5) (5) (5)

Bruce W. Mackie Vice President, Exploration & Development(3)	2006 2005 2004	176,817 160,000 136,400	Nil 57,750 33,330	8,166 7,500 2,550	Nil Nil 18,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Mary D. Batoff Vice President, Legal and Secretary(4)	2006 2005 2004	157,650 145,000 97,870	Nil 36,250 24,630	7,234 7,040 5,970	Nil Nil 20,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)
Bonus is indicated for the year earned but is not necessarily paid in that year.

(2)
Salary information for 2005 is not for a full year of service, as Mr. MacNeily joined the Corporation on December 1, 2005. Mr. MacNeily resigned in January 2007 and was succeeded by Mr. Fraser Sinclair in April 2007. During the interim period, Mr. Thompson served as acting CFO.

(3)
Salary information for 2004 is not for a full year of service, as Mr. Mackie joined the Corporation in February 2004. Mr. Mackie resigned from the Corporation in 2007 and was succeeded by Mr. Reno Pressacco in January 2007.

(4)
Prior to November 2004, Ms. Batoff was not a full time employee and provided services to the Corporation as a consultant. Ms. Batoff has resigned from the Corporation and was succeeded by Mr. Trent Mell in April 2007.

(5)
Income from the exercise of stock options.

        The following table sets forth the restricted share units ("RSU") of the Corporation granted during the fiscal year ended December 31, 2006 to the Named Executive Officers.

LTIP Awards in 2006

Estimated Future Payouts Under Non-Securities-Price Based Plans
Name	Securities Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Exercise Price or Base Price	Market Value of Securities Underlying Options/SARs on the Date of Grant	Expiration Date

N/A	Nil	N/A	N/A	N/A	N/A

        A RSU represents only the potential right to receive the cash value of such RSU on the applicable vesting date and does not entitle the holder of the RSU to any rights as a shareholder, including payment of normal cash dividends. For a description of the terms of the RSU plan, see "Incentive Plans — Restricted Share Unit Plan".

        The following table sets forth the options to purchase securities of the Corporation granted during the fiscal year ended December 31, 2006 to the Named Executive Officers.

Options Granted During 2006

Name	Securities Under Options Granted (#)	% of Total Options Granted in the Financial Year	Exercise Price ($/Security)	Market Value of Securities Underlying Options on Date of Grant ($/Security)	Expiration Date

N/A	Nil	N/A	N/A	N/A	N/A

        The following table sets forth certain information regarding options to purchase Common Shares of the Corporation held by the Named Executive Officers as at December 31, 2006 and exercised during the year ended December 31, 2006.

Aggregate Option Exercises During 2006 and Financial Year-End Option Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at December 31, 2006 (#) Exercisable/Unexercisable	Value of Unexercised in-the-money Options at December 31, 2006 ($) Exercisable/Unexercisable

James D. Excell President & CEO	Nil	Nil	21,667/35,833	Nil/Nil

Ian M. MacNeily Vice President, Finance & CFO	Nil	Nil	13,333/26,667	Nil/Nil

Michael C. Thompson Manager, Administration & Senior Controller	14,334	76,494	2,800/2,800	Nil/Nil

Bruce W. Mackie Vice President, Exploration & Development	Nil	Nil	12,000/6,000	Nil/Nil

Mary D. Batoff Vice President, Legal & Secretary	Nil	Nil	24,333/6,667	27,250/Nil

(1)
The price per Common Share at the close of business on the Toronto Stock Exchange on December 30, 2006 was $8.87.

Employment Contracts

        Mr. Excell's annual base salary in 2006 was $350,000 and his employment contract provides that, in the event that his employment is terminated without cause, he is entitled to receive one year's base salary and benefits. Mr. Excell may terminate his employment at any time on two months' notice to the Corporation. Mr. Excell is eligible to receive a performance bonus at the discretion of the Board. The amount of any such performance bonus and the related performance criteria are determined from time to time by agreement between the employee and the Governance and Compensation Committee of the Board, and are subject to approval of the Board.

PERFORMANCE GRAPH

        The following graph shows the yearly percentage change in the cumulative shareholder return on the Common Shares compared to the cumulative total return of the Standard & Poor/Toronto Stock Exchange Composite Index. The fixed investment as at December 31, 2002 is $100. The Corporation's share price at the close of business on December 31, 2002 was $5.45.

Shareholder Return Performance Graph

	2002	2003	2004	2005	2006

NAP Share Price	5.45	10.25	9.82	9.81	8.87

NAP	100	188	180	180	163

S&P/TSX Comp	14,782.01	18,732.48	21,444.89	26,618.80	31,213.49

S&P/TSX Comp	100	127	145	180	211

INCENTIVE PLANS

        The Corporation has a registered retirement savings plan ("RRSP Plan"), a stock option plan ("Stock Option Plan") and a restricted share unit plan ("RSU Plan").

        The following is a description of each of the RRSP Plan, the Stock Option Plan and the RSU Plan.

Equity Compensation Plan Information

        The purpose of the RRSP Plan and the Stock Option Plan is to attract, retain and motivate individuals with the requisite training, experience and leadership as key service providers to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation. Both the RRSP Plan and the Stock Option Plan have been approved by Shareholders.

        The following table provides information on the Corporation's equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 2)

Equity compensation plans approved by security holders
(a) RRSP Plan	Nil	N/A	753,186
(b) Stock Option Plan	360,133	10.24	534,057

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	360,133	10.24	1,287,243

RRSP Plan

        Employees, including senior officers of the Corporation, are entitled to participate in the RRSP Plan. The employees may make contributions to the RRSP Plan and the Corporation makes matching payments on behalf of the employees in either cash, Common Shares issued from treasury, or a combination thereof. Currently, employees who have been employed for six to 18 months are matched on a one-for-one basis up to a maximum of $2,500 per year and employees who have been employed for 19 months or more are matched on a two-for-one basis up to a maximum of $5,000 per year.

        No Common Share will be issued under the RRSP Plan to any eligible person if the total number of shares issuable to such eligible person under RRSP Plan, together with any Common Shares reserved for issuance to such eligible person under the Stock Option Plan, options for services or any other stock option plans, would exceed 5% of the issued and outstanding Common Shares of the Corporation.

        No Common Share will be issued under the RRSP Plan to any eligible person if such issuance could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to options under the Stock Option Plan or other stock options granted to insiders (as such term is defined in the Securities Act (Ontario)) exceeding 10% of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10% of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5% of the issued and outstanding Common Shares. For the purposes of the RRSP Plan, the phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the RRSP Plan or any other share compensation arrangements over a preceding one-year period and "associate" means any person associated with such insider.

        The Board may amend or discontinue the RRSP Plan at any time. Any amendment will, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

        The price per share for Common Shares issued under the RRSP Plan is based on the simple average of the high and low price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the end of the calendar quarter. Such pricing may result in a price per share that is lower or higher than the "market price" as defined in the policies of the Toronto Stock Exchange which is the volume weighted average trading price of the listed securities on the Toronto Stock Exchange, or another stock exchange where the majority of the trading volume and value of the listed securities occurs, for the five trading days immediately before the relevant date. A maximum of 2,000,000 Common Shares are currently reserved for issue under the RRSP Plan (approximately 3.8% of the Common Shares outstanding) of which, as of the date hereof, 1,271,671 Common Shares have been issued and 728,329 Common Shares are available for issuance under the RRSP Plan.

        No financial assistance is provided by the Corporation to facilitate participation in the RRSP Plan.

Stock Option Plan

        Directors, officers, employees, service providers and insiders (as such terms are defined in the Securities Act (Ontario)) (each an "Eligible Person") are eligible to be granted stock options under the Stock Option Plan. The Stock Option Plan is administered by the Governance and Compensation Committee. The term of options granted under the Stock Option Plan may not exceed 10 years. If no determination is made by the Committee, the term of the options is three years. The exercise price of options may not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of grant. Options are personal to the optionee and may not be assigned to anyone other than a corporation controlled by the optionee, the shares of which are and will continue to be, owned by the optionee and/or the spouse, children and/or grandchildren of the optionee.

        If no determination is made by the Committee regarding vesting, the options vest over two years in three equal tranches, one-third on the date of the grant and one-third on each of the first and second anniversary of the date of grant. Since December 2001, all options granted have vested over three years in three equal tranches of one-third on each of the first, second and third anniversary of the date of the grant. The Corporation does not provide financial assistance to optionees to facilitate the purchase of Common Shares under the Stock Option Plan.

        Subject to any express resolution of the Committee, options granted prior to April 10, 2002 expire upon the optionee ceasing to be an Eligible Person, unless it is as a result of retirement, permanent disability or death. Options granted on or after April 10, 2002, subject to any express resolution of the Committee, expire (i) if the optionee is an employee dismissed without cause, 30 days after notice of dismissal, and (ii) if the optionee is a director, 30 days after the date he or she ceases to be a director.

        If, before the expiry of options in accordance with their terms, an optionee ceases to be an Eligible Person by reason of retirement at normal retirement age (including early retirement in accordance with the Corporation's then current plans, policies or practices) or as a result of his or her permanent disability, the Committee, at its discretion, may allow the optionee to exercise their options to the extent that he or she was entitled to do so at the time of retirement or disability, at any time up to and including, but not after, a date six months following the date of such event, or prior to the close of business on the expiration date of the option, whichever is earlier.

        If an optionee dies before the expiry of options in accordance with their terms, the optionee's legal representative(s) may, subject to the terms attached to the options and the Stock Option Plan, exercise the options to the extent that the optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of the optionee's death, or prior to the close of business on the expiration date of the options, whichever is earlier.

        No options may be granted under the Stock Option Plan if such grant could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to the Stock Option Plan or other stock options granted to insiders exceeding 10% of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10% of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5% of the issued and outstanding Common Shares. The phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the Stock Option Plan, or other stock options, stock option plans, employee stock purchase plans or other compensation or incentive mechanisms, over a preceding one-year period and "associate" means any person associated with such insider.

        The Board may amend or discontinue the Stock Option Plan at any time, provided that no such amendment may materially and adversely affect options previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment would be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

        Subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which certain options may be exercised or extend the expiration date of certain options. The Board will not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which options may be exercised by any other optionee. The Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions of the Stock Option Plan concerning the effect of termination of the optionee's employment will not apply to any optionee for any reason acceptable to the Board.

        A maximum of 2,700,000 Common Shares may currently be issued pursuant to options granted under the Stock Option Plan, representing approximately 5.1% of the number of Common Shares currently issued and outstanding. As of the date hereof, options have been exercised to acquire 1,912,898 Common Shares and options to acquire 313,633 Common Shares are outstanding, leaving a balance of 473,469 available for further option grants. Options which lapse or expire become available for the grant of new options under the Stock Option Plan.

        During the financial year ended December 31, 2006, 130,755 Common Shares were issued upon the exercise of options and new options were granted to acquire 65,000 Common Shares. Of these new grants, options to purchase 35,000 Common Shares were granted to six directors and options to purchase 30,000 Common Shares were granted to Mr. Dave Passfield a new executive officer who joined the Corporation October 1, 2006 as Vice President, Operations. To date, 112,500 options have been granted in 2007. Of such options, options to purchase an aggregate of 7,500 Common Shares were granted to one director, 3,000 options were granted to Mr. Michael Thompson and most of the balance of the options were granted to three new executive officers (Reno Pressacco, Vice President, Exploration and Development, Fraser Sinclair, Vice President, Finance & CFO and Trent Mell, Vice President, General Counsel).

        The following table sets forth certain information regarding options granted to directors, officers and employees that are outstanding as of the date hereof.

Position	Securities Under Options Granted (#)	Exercise Price ($/Security)	Expiration Date

Directors	7,500	4.75	February 2011
	111,000	11.90	June 2012
	10,000	8.83	December 2013
	35,000	8.40	June 2014
	7,500	8.87	January 2015

Officers	13,100	11.90	June 2012
	50,000	10.00	November 2013
	30,000	7.85	August 2014
	23,000	9.03	March 2015
	40,000	8.45	April 2015
	30,000	10.18	April 2015

Employees	14,533	11.90	June 2012
	12,000	9.03	March 2015

Restricted Share Unit Plan

        The purpose of the RSU Plan is to attract, retain and motivate individuals with the requisite training, experience and leadership to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with appropriate compensation to strengthen the alignment of the RSU holders' interests with the interests of Shareholders.

        Directors, officers and employees are eligible to participate in the RSU Plan. The RSU Plan is administered by the Board, which may determine from time to time, after considering recommendations of the Governance and Compensation Committee, the number and timing of RSUs to be awarded and the vesting criteria, provided that the vesting period not exceed three years.

        The value of a RSU is based on the trading price of the Common Shares. A RSU represents only the right to receive the cash value of such RSU on the applicable vesting date and does not entitle the holder of the RSU to any rights as a shareholder, including the right to receive ordinary cash dividends. If the holder resigns or the holder's employment with the Corporation is terminated for any reason, the holder will forfeit any RSUs in the holder's account at that time which have not yet vested. If the holder (i) retires from employment with the Corporation; or (ii) is an employee of the Corporation and becomes eligible for long-term disability benefits under the terms of a long term disability plan sponsored by the Corporation or is a non-executive director of the Corporation and suffers an injury, illness or disability the result of which is that the holder is unable to provide services to the Corporation for an aggregate of four months in any 12 month period, the holder will receive immediate payment in respect of the RSUs in the holder's account which have not yet vested. Outstanding RSUs are subject to normal anti-dilution events including stock dividends, and the subdivision, consolidation or reclassification of the outstanding Common Shares.

        During the year ended December 31, 2006, 20,000 RSUs were granted to directors of the Corporation. No other eligible participants received RSUs during this period.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

        During the past fiscal year, no director or officer of the Corporation or any of their respective associates, has been indebted, or is presently indebted, to the Corporation.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation maintains a directors' and officers' liability insurance policy for a maximum amount of US$25 million for which the Corporation paid an annual premium of US$255,623. In accordance with the provisions of the Canada Business Corporations Act, the Corporation's bylaws provide that the Corporation will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer or an individual acting in a similar capacity for a related entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having that association with the Corporation or such other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or the other entity, as the case may be and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. Upon such indemnification, the Corporation may recover against its insurance policy to the full extent permitted by law, subject to a deductible of US$500,000.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

        In accordance with the provisions of National Instrument 51-102 — Continuous Disclosure Obligations, the following describes the interests of the informed persons of the Corporation in certain material transactions from January 1, 2006 to the date hereof:

  (a)
  In December 2006, KFOC provided a US$5 million short-term working capital loan to finance the Corporation's working capital requirements. The loan balance is nil as at March 31, 2007.

  (b)
  In March 2006, the Corporation entered into a securities purchase agreement with KFOC and another investor, providing for the issuance of up to US$58.5 million principal amount of 6.5% convertible notes. On the initial closing KFOC purchased US$17.5 million principal amount of convertible notes. The Corporation had the right, which was exercised, to require KFOC to purchase up to US$13.5 million principal amount of convertible notes on June 30, 2006, the proceeds of which were used to pay down the remaining portion of a US$20 million non-revolving credit facility that had been extended by KFOC to the Corporation in December 2001. Under the terms of the convertible notes, each of KFOC and the other investor had the option to purchase an additional US$5 million principal amount of convertible notes on or before December 31, 2006, which was not exercised.

CORPORATE GOVERNANCE

1.     Board of Directors

Independence from Management and Significant Shareholder

        During 2006, a majority of directors were independent directors in accordance with the criteria set out in National Instrument 58-101 — Disclosure of Corporate Governance Practices ("NI 58-101"). Currently, a majority of the directors (five of seven) are independent within the meaning of NI 58-101.

        Mr. Douchane, Chairman of the Board since January 1, 2006, was President and Chief Executive Officer of the Corporation prior to January 2006 and is not independent. Prior to April 2003, he was President of Management Inc., a management consulting firm.

        Mr. Amsden was Chairman of the Board until December 31, 2005 and is an independent director. Mr. Amsden was Acting President and Chief Executive Officer from September 2002 to March 2003; however, the Board does not believe that Mr. Amsden's brief tenure in this capacity impaired his independence.

        Messrs. Comba, Quinn, Van Staveren and Weymark are also independent directors under NI 58-101.

        Prior to January 2007, Mr. Berlin was a Vice President of KFOC and is considered to be a non-independent director under NI 58-101, as three years have not elapsed since Mr. Berlin ceased to hold this position. Mr. Berlin's nomination for re-election in 2006 was supported by KFOC.

        KFOC is a significant shareholder under NI 58-101 and a lender to the Corporation. In December 2006, KFOC provided a US$5 million short-term working capital loan to finance the Corporation's working capital requirements. The outstanding balance on this loan was repaid in full in March 2007. In March 2006, the Corporation entered into a securities purchase agreement with KFOC and another investor, providing for the issuance of up to US$58.5 million of principle amount of 6.5% convertible notes. On the initial closing, KFOC purchased US$17.5 million of principle amount of 6.5% convertible notes. The Corporation also had the right, which it exercised, to require KFOC to purchase up to US$13.5 million on or before June 30, 2006, the proceeds of which were to be used to pay down the remaining portion of a US$20 million non-revolving credit facility that had been extended by KFOC to the Corporation in December 2001.

        Mr. Louis Fox and the Corporation entered into an agreement in November 1999 for his services in connection with the negotiation of a palladium end-user supply contract (the "Palladium Sales Contract"). The services agreement was negotiated at arms-length prior to Mr. Fox becoming a director of the Corporation. The contract between Mr. Fox and Corporation was terminated in March 2001 but Mr. Fox continued to receive fees from the Corporation based on the metal production delivered under the Palladium Sales Contract until it expired on June 30, 2005. Independence criteria under NI-58-101 specify that a director is not independent if he or she received direct compensation in excess of $75,000 in any twelve-month period in any of the last three fiscal years. Mr. Fox's fees in 2003, 2004 and 2005, were $400,000, $581,000 and $218,000, respectively. However, these fees, based solely on metal production, were non-discretionary and the Board does not believe that it affected Mr. Fox's ability to exercise independent judgment. Mr. Fox resigned from the Board effective June 21, 2006.

        The role of the Chairman is to effectively manage and provide leadership to the Board. Mr. Douchane resigned as President & CEO and was appointed non-executive Chairman effective December 31, 2005. Mr. Douchane is not independent in accordance with NI 58-101 because of his previous role as President & CEO. The Board has not appointed an independent lead director. The Board promotes the opportunity for leadership to be exercised by its independent directors through committee chairman appointments and by providing directors with an opportunity to recommend agenda items for consideration at Board meetings.

        In 2006, the Board held 17 meetings of directors and the standing committees held meetings throughout the year, as deemed necessary. The Board fosters independence from management of the Corporation by regularly excusing management from Board meetings to facilitate open and candid discussions. The committees of the Board also meet regularly without management present. In addition, each of the Technical, Environment, Health and Safety Committee and the Board make an annual trip to the mine site to review the operations and meet directly with mine site personnel.

        To strengthen the Board's independence from management, Mr. Excell resigned from the Board prior to assuming the role of President and CEO on January 1, 2006. Currently no member of management is a director.

        Given the foregoing, the Board believes it is independent of management and its significant shareholder.

        KFOC holds or controls approximately 50% of the issued and outstanding Common Shares. Five of seven of the directors are not related to either the Corporation or the significant shareholder.

        The following describes the attendance records at Board and committee meetings for each director.

Director	Board Meetings	Committee Meetings

Michael Amsden	11 of 17	Audit:	1 of 3
		Technical:	2 of 2

Steven Berlin	15 of 17	Audit:	5 of 5
		Governance:	1 of 1

André Douchane	16 of 17	Technical:	2 of 2

Louis Fox	9 of 9	Governance:	1 of 1

David Comba	9 of 9	Audit:	2 of 2

Robert Quinn	8 of 8	Audit:	2 of 2

Gregory Van Staveren	16 of 17	Audit:	5 of 5
		Governance:	1 of 1

Attendance record is based on the number of meetings held while the director in question was a member of the Board or committee.

"Audit" refers to the Audit Committee. "Technical" refers to the Technical Committee and the Technical, Environmental, Health and Safety Committee. "Governance" refers to the Governance and Nominating, which was subsequently merged with the Compensation Committee to form the Governance and Compensation Committee.

Mr. Comba joined the Board on March 27, 2006, Mr. Quinn joined the Board June 21, 2006 and Mr. Fox did not stand for re-election at the Annual Shareholder Meeting held June 21, 2006. Mr. Weymark joined the Board January 15, 2007.

Other Directorships

        Certain members of the Board are also directors of other public companies. Mr. Berlin is a director of Orchids Paper Products Company. Mr. Comba is a director of First Nickel Inc., Cogitore Resources Inc., and Regent Pacific Group Ltd. Mr. Van Staveren is a director of Royal Laser Corp., Quadra Mining Ltd. and MacMillan Gold Corp. Mr. Quinn is a director of Formation Capital Corporation, Mercator Minerals Ltd. and Great Western Minerals Group Ltd.

2.     Mandate of the Board of Directors

        The Board's mandate is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board among other matters is responsible for: reviewing the Corporation's overall business strategy and its annual business plan; identifying principal risks and implementation of systems to manage those risks; assessing management's performance against approved business plans and industry standards; appointing senior management and reviewing succession planning; developing a communication policy for the Corporation's Shareholders; and the integrity of internal control and management information systems. The Board has a written mandate, the full text of which is included in this Circular as Schedule A.

        Board meetings are held at least once per quarter, and at each meeting there is a review of the business of the Corporation. The frequency of meetings and the nature of the Board and committee items considered varies depending on the activities and priorities of the Corporation. In 2006, the Board met 17 times.

3.     Interests of Directors in Competing Businesses

        From time to time, potential conflicts may arise to which the directors of the Corporation are subject in connection with the business and operations of the Corporation. The individuals concerned are governed in any conflicts or potential conflicts by applicable law and the Corporation's Code of Conduct. As of the date hereof, the following directors of the Corporation hold positions with other companies that explore for or produce platinum group metals or have other business interests, which may potentially conflict with the interests of the Corporation:

  (a)
  Mr. Douchane was appointed President and CEO of Starfield Resources Inc., a TSX Venture Exchange listed company, in January 2007. Starfield Resources is focused on exploration and development of its 100%-owned Ferguson Lake nickel-copper-cobalt-palladium-platinum property located in Nunavut.

  (b)
  Mr. Comba is a director of First Nickel Inc., a TSX listed company, which operates the Lockerby Mine in Sudbury, Ontario, a nickel, copper and cobalt producer with platinum group credits. First Nickel is also actively exploring for nickel deposits in Sudbury and Timmins, Ontario.

4.     Position Descriptions

        The Board has written descriptions of the duties of each of the Chairman of the Board and the CEO as well as written charters for each standing committee. The chairman of each committee presides at all meetings of the committee, is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion and reports on the activities of the committee to the Board.

5.     Orientation and Continuing Education

        New members to the Board possessed considerable knowledge of their duties and obligations as a director through their work experience and membership on boards of directors of other reporting issuers. The Governance and Compensation Committee is responsible for ensuring that new members are provided with the necessary information about the Corporation, its business and the factors which affect its performance, This Committee reviews and monitors the orientation of new Board members.

        Continuing education includes receiving an update of the Corporation's operations and important activities at each regularly scheduled meeting of the Board. The Board also receives regular written reports from management of the Corporation. The directors are also informed of changes in applicable laws and rules of stock exchanges that are relevant to their roles as directors.

6.     Ethical Business Conduct

        The Board has adopted a written code of conduct and ethics for its directors, officers and employees ("Code of Conduct"), a copy of which is available on the Corporation's website at www.napalladium.com or SEDAR at www.sedar.com. Under the Code of Conduct, individuals must report in writing any situation or transaction which is or may conflict with the Code of Conduct. This report is to be made to the individual's immediate supervisor, who is obligated to report the matter to the next management level. In the case of a director, the report would be made to the Chairman and the Board. For concerns or complaints regarding accounting, internal controls or auditing matters, an individual may contact the Audit Committee directly via email. The Audit Committee Chairman reports directly to the Audit Committee and the Board.

        The Board requires all directors to disclose any activities or relationships which could potentially result in a conflict of interest. Should a director declare an interest in a material contract or transaction being considered at a meeting of the Board, the director must excuse himself from the meeting during consideration of the matter, and may not vote on the matter.

        The Board promotes a culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations and with Code of Conduct. Directors, officers and employees are encouraged to discuss the application of the Code of Conduct to specific circumstances with the President & CEO, the General Counsel or the Chairman of the Audit Committee.

6.     Board Committees

        At the beginning of 2006, the Board had four standing committees: Audit, Compensation, Governance and Nominating and Technical. During the course of the year, the Compensation Committee and the Governance and Nominating Committee were merged to form the Governance and Compensation Committee. Also during 2006, the Technical Committee was renamed the Technical, Environmental, Health and Safety Committee and its mandate was revised accordingly. The duties and responsibilities of each of the current standing committees are described below.

        From time to time, ad hoc committees of the Board may be constituted to deal with special requirements of the Corporation.

Audit Committee

        The Audit Committee meets with the Corporation's auditors and before the submission of audited annual financial statements to the Board and at any other instance deemed necessary. The Committee is responsible for assessing the performance of the Corporation's auditors and for reviewing the Corporation's financial reporting and internal controls. The Committee has adopted a charter, ratified by the Board, which describes roles and responsibilities to the members of the Committee. The Committee met five times during the fiscal year ended December 31, 2006.

        The Committee is comprised of Mr. Van Staveren (chairman), Mr. Comba and Mr. Quinn. Mr. Berlin is an observer at Committee meetings and he is not entitled to vote on matters considered by the Committee. Messrs. Van Staveren, Comba and Quinn are independent as such term is defined in Multilateral Instrument 52-110 — Audit Committees ("MI 52-110"). Prior to January 1, 2006, Mr. Berlin was an executive officer of the principal shareholder of the Corporation and is not considered independent by virtue of such relationship. Mr. Berlin had briefly served as a voting member of the Audit Committee due to a vacancy that arose upon Mr. Excell's resignation from the Board in December 2005. Section 3.5 of MI 52-110 exempted Mr. Berlin from the independence requirement until the annual meeting of Shareholders held June 21, 2006, at which time he was replaced. Mr. Berlin is a certified public accountant and has considerable experience in finance and accounting. The Board determined that it was in the best interests of Shareholders to appoint Mr. Berlin to the Audit Committee for this interim period.

        The Corporation discovered an inadvertent violation of Section 121 of the American Stock Exchange ("AMEX") Company Guide in 2006. Mr. Van Staveren, has a brother who is a partner at KPMG LLP ("KPMG"), the Company's outside auditor. As a result of Mr. Van Staveren's brother's affiliation with KPMG, Mr. Greg Van Staveren is not independent within the meaning of Section 121A(f) of the AMEX Company Guide, which provides that a director who is, or has an immediate family member who is, a current partner of a listed company's outside auditor is not independent. However, Note 5 to the Commentary to Section 121 of the AMEX Company Guide provides that foreign companies are permitted to follow home country practice in lieu of the audit committee requirements specified in Section 121, provided that such companies comply with Rule 10A-3 under the Exchange Act. Mr. Greg Van Staveren's familial relationship with KPMG does not impair his independence under Rule 10A-3. The Corporation is in compliance with the director independence and audit committee requirements under applicable Canadian requirements. The Corporation made application to the AMEX for a waiver of the foregoing requirements of Section 121 of the AMEX Company Guide. This waiver was granted on March 10, 2006.

Governance and Compensation Committee

        During 2006, the Compensation Committee and the Governance and Nominating Committee were merged into a single standing committee of the Board. Prior to the merger, the members of the Compensation Committee were Messrs. Fox, Berlin and Van Staveren. Mr. Fox was Chairman of the committee until the annual shareholder meeting but did not stand for re-election. The members of the Governance and Compensation Committee are Messrs. Berlin (chairman), Quinn and Van Staveren. The Committee is comprised of a majority of independent directors. Mr. Berlin is a non-independent director under NI 58-101 however, as stated above, the Board does not believe that the ability of Mr. Berlin to exercise independent judgment with respect to the Corporation is impaired by his circumstances.

        One of the Committee's responsibilities is to oversee matters relating to corporate governance including: (i) formulating formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties; (ii) ensuring that such guidelines, once adopted by the Board, are implemented and that the directors and the Board as a whole comply with such guidelines; (iii) reviewing such guidelines annually and recommending changes when necessary or appropriate; and (iv) assessing the size, composition and dynamics of the Board and reporting to the Board with respect to appropriate candidates for nomination to the Board.

        When a vacancy on the Board occurs or is anticipated, the Committee has been mandated to conduct an extensive search for candidates with suitable qualifications, skills and experience. Suitable candidates are contacted and, if interested, interviewed by the Committee and a recommendation is then made to the Board. The Board will then interview the candidate before making a decision to appoint a candidate or nominate him or her for election to the Board.

        The Committee also considers the adequacy and form of compensation of directors and makes recommendations to the Board. The Committee overseas periodic, independent reviews of director compensation of comparable companies and the responsibilities and risks involved in being an effective director, in assessing realistic compensation levels for the directors of the Corporation.

        In 2006, the Compensation Committee, the Governance and Nominating Committee and the Governance and Compensation Committee held one meeting.

Technical, Environmental, Health and Safety Committee

        The Technical, Environment, Health and Safety Committee has three members, Messrs. Amsden (Chairman), Douchane and Comba. The Committee acts as adviser to management and the Board on matters concerning the environment, health and safety, and exploration, mining, metallurgy and other technical issues. In 2006, the Committee met on two occasions.

7.     Assessments

        The Board as a whole is responsible for assessing its performance. Each director is required to complete a written questionnaire to the Chairman of the Board who summarizes the responses and reports the results to the Board.

        The Governance and Compensation Committee annually examines the size of the Board and the effectiveness and contribution of the individual directors. The effectiveness of each committee of the Board is also considered by the Committee during deliberations on recommendations for proposed committee nominations.

        The Committee believes that the size of the Board and the qualifications, skills and experience of the Board is appropriate to effectively carry out its duties and responsibilities.

ADDITIONAL INFORMATION

        Additional information relating to the Corporation is available on SEDAR at www.sedar.com and on the corporation's website, www.napalladium.com. Financial information about the Corporation is provided in the comparative financial statements and management discussion and analysis of operating and financial results ("MD&A") for its most recently completed financial year.

        The Corporation will provide to any person or company, upon request to its Secretary, a copy of:

  (1)
  its 2006 Annual Report, including management's discussion and analysis of financial and operating results;

  (2)
  its latest Annual Information Form, together with a copy of any document, or pertinent pages of any document, incorporated therein by reference;

  (3)
  its financial statements for the year ended December 31, 2006, together with the report of its auditors thereon, and any interim financial statements filed subsequently; and

  (4)
  its Management Proxy Circular for its last annual meeting of Shareholders.

        The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

DIRECTORS' APPROVAL

        The contents of this Circular and the sending thereof to Shareholders of the Corporation have been approved by the Board of Directors.

DATED at Toronto, Ontario this April 18, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

André J. Douchane Chairman

SCHEDULE A

OBLIGATIONS, DUTIES AND ROLE OF THE BOARD OF DIRECTORS

A.    OBLIGATIONS

1.
The Board of Directors shall assume the responsibility for the stewardship of the Corporation and shall:

a)
supervise the management of the business and affairs of the Corporation; and

b)
act in accordance with the Corporation's obligations contained in the Canada Business Corporations Act (the "CBCA"), the securities legislation of each province and territory of Canada, the governance guidelines of the Toronto Stock Exchange and the American Stock Exchange, other relevant legislation and regulations and the Corporation's articles and by-laws.

2.
As a matter of policy, the following matters must be considered by the Board as a whole and may not be delegated to a Committee:

a)
changing the membership of, or filling a vacancy in, any Committee;

b)
appointing and removing officers, unless such appointment or removal is carried out by an executive committee; and

c)
such matters, if any, as may be specified in the resolution establishing any committee.

3.
Pursuant to the CBCA, the following additional matters must be considered by the Board as a whole and may not be delegated to a Committee:

a)
submission to the shareholders of any question or matter requiring the approval of the shareholders;

b)
filling a vacancy in the office of auditor;

c)
issuing securities except in the manner and on the terms authorized by the directors;

d)
declaring dividends;

e)
purchasing or redeeming or any other form of acquiring shares issued by the Corporation;

f)
paying a commission or allowing a discount to any person in consideration of his/her subscribing or agreeing to subscribe for shares of the Corporation or procuring or agreeing to procure subscriptions for any such shares;

g)
approving management proxy circulars;

h)
approving any take-over bid circular or directors' circular;

i)
approving the annual financial statements of the Corporation; and

j)
adopting, amending or repealing the by-laws of the Corporation.

B.    DUTIES
Introduction

        The Board operates by delegating certain of its authorities, including spending authorizations, to management and by reserving other powers to itself. Subject to the articles and by-laws of the Corporation, the Board retains the responsibility for managing its own affairs including planning its composition, selecting its Chairman, nominating candidates for election to the Board, appointing committees and determining director compensation. Its principal duties fall into the following six categories.

1.     Selection of the Management

  The Board has the responsibility for:

  a)
  appointing and replacing the CEO, monitoring CEO performance, determining CEO compensation and providing advice and counsel in the execution of the duties of the CEO;

  b)
  approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO; and

  c)
  ensuring that adequate provision has been made for management succession.

2.     Monitoring and Acting

  The Board has the responsibility to:

  a)
  monitor the Corporation's progress towards its goals, and to revise and alter its direction through management in light of changing circumstances;

  b)
  take action when performance falls short of its goal or in other special circumstances (for example, mergers and acquisitions or changes in control);

  c)
  identify principal risks and ensure appropriate systems to manage those risks are implemented; and

  d)
  approve any payment of dividends to shareholders.

3.     Strategy Determination

  The Board has the responsibility to participate with management directly or through its committees, in developing and approving the mission of the Corporation, its objectives and goals, and the strategy by which it proposes to reach those goals.

4.     Policies and Procedures

  The Board has a particular responsibility to:

  a)
  confirm that the Corporation operates at all times within applicable laws and regulations, and to the highest ethical and moral standards (pursuant to the Code of Conduct);

  b)
  approve and monitor compliance with significant policies and procedures by which the Corporation is managed; and

  c)
  ensure that the integrity of the internal control and information management systems are maintained.

5.     Reporting to Shareholders

  The Board has the responsibility for:

  a)
  ensuring that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

  b)
  ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards;

  c)
  ensuring, to the extent it is aware, the timely reporting of any other developments that have a significant and material impact on the value of the Corporation and in setting out its future plans and strategies; and

  d)
  reporting annually to shareholders on its stewardship for the preceding year.

6.     Legal Requirements

  The Board is responsible for confirming that legal requirements have been met and that documents and records have been properly prepared, approved and maintained.

C.    CONSTITUTION AND ROLE OF THE BOARD OF DIRECTORS

1.     Board Composition

        a)    Constitution of the Board

    The Board will be constituted with at least an equality of individuals who qualify as independent directors.

    If the Corporation has a significant shareholder, the Board will include, at a minimum, a proportion of directors that fairly represents the investment in the Corporation by shareholders other than the significant shareholder.

    The Board will determine annually whether it is constituted with the appropriate number of independent directors, as the case may be, and will report its conclusions, and the analysis supporting the conclusions, as required by applicable laws.

        b)    Board Membership

    The Board is responsible for selecting nominees for appointment or election to the Board. The Board delegates the nomination process to the Governance and Compensation Committee with the input from the Chairman of the Board and the CEO.

    The Governance and Compensation Committee reviews with the Board on an annual basis, the appropriate diversity, skills and experience required of Board members in the context of the needs of the Board, and will recommend increasing, decreasing or replacing directors to facilitate more effective governance of the Corporation.

    The Governance and Compensation Committee will provide an orientation and education program for new recruits to the Board.

        c)     Board Size

    The Board will annually consider its size and will increase or decrease the number of directors to facilitate more effective leadership and decision-making.

        d)    Inside and Outside Directors

    An "inside" director is a director who is an officer or employee of the Corporation or of any of its affiliates. An "outside" director is a director who is not a member of management. The only inside director may be the President and CEO.

2.     Resignation or Withdrawal

        a)    Directors Who Change Their Present Employment Responsibility

    Any director who changes the responsibility he or she held when elected to the Board should offer to resign from the Board. This will provide an opportunity for the Governance and Compensation Committee to review the continued appropriateness of that person's Board membership under the changed circumstances.

        b)    Retirement at Age 72

    No person shall be nominated by the Board to serve as a director after he or she has reached the age of 72 and no incumbent director shall stand for re-election after he or she reaches the age of 72.

3.     Relationship with Management

  The Board functions independently of management, and the role of Chairman is separate from that of President and CEO. The Chairman's role is to effectively manage and provide leadership to the Board while the role of the CEO is to provide the day-to-day leadership and management of the Corporation.

  a)
  The President will be the Chief Executive Officer of the Corporation.

  b)
  The CEO formulates Corporation policies and proposed actions and presents them to the Board for approval. The CEO keeps the Board fully informed of the Corporation's progress towards the achievement of, and of all material deviations from, the goals or objectives and policies established by the Board in a timely and candid manner.

  c)
  The CEO speaks for North American Palladium Ltd. Individual Board members may meet or otherwise communicate with various constituencies but only with the knowledge of the CEO and, in most instances, at the request of the CEO.

4.     Strategic Plan

  The Board, with the assistance of the CEO, is responsible for establishing the long-term goals and objectives of the Corporation.

  The initiative for developing and modifying the corporate strategies to achieve these goals and objectives must come from management. The Board may assist in the development of the strategies, act as a resource, contribute ideas and ultimately approve the strategy, but management will lead this process.

  The Board is responsible for monitoring management's success in implementing the strategies to achieve such goals and objectives and ensuring that the strategies are modified appropriately.

5.     Performance Evaluation

        a)    CEO Evaluation

    One of the most important aspects of effective governance is the relationship between the CEO and the Board. It is crucial that the Board is fully informed and that the CEO has a forum for drawing on the wisdom and experience that exists within the Board. While it is expected that full and frank dialogue will exist between the CEO and the Board, a CEO review process at least once a year ensures that this communication takes place. It allows for a full and healthy dialogue between the Board and the CEO regarding corporate and individual performance.

        b)    Board Evaluation

    The Board is committed to evaluating its own performance on an annual basis. The review process is also an opportunity to provide input to the Chairman on his or her performance.

    This assessment is designed to evaluate the Board's contribution as a whole and to review areas in which the Board believes a better contribution can be made. Its purpose is to increase the effectiveness of the Board, not to single out individual Board members.

6.     Meetings

  The Board will meet on a scheduled basis five times per year and more frequently if required. The Chairman, with the assistance of the CEO, will be responsible for establishing the agenda for Board meetings. A significant portion of each meeting will be spent examining future plans and strategies.

  The Chairman shall solicit from the members of the Board recommendations as to matters to be brought before the Board and shall ensure that such matters receive a fair hearing. The Chairman shall have the same voting powers as all directors and will determine, consistent with the Corporation's bylaws, which matters require a vote. In the case of an equality of votes, the Chairman, in addition to his or her original vote, shall have the casting vote.

  Management will deliver a meeting agenda and background material on agenda items to directors not less than 5 business days prior to each meeting, so that Directors can prepare for the Board meetings.

  As a matter of principle, directors should always be made aware by the Chairman whether they are discussing issues or proposals for discussion or for decision.

        a)    Guests at Board Meetings

    Guests may be invited by the Board and CEO to make presentations to the Board. Should the CEO wish to invite other people as attendees on a regular basis, the CEO should first seek the concurrence of the Board.

        b)    Access to Senior Management

    The Board should meet on a regular basis without management present. However, the Board encourages the CEO to bring into Board meetings employees who can provide additional insight into the items being discussed and/or who have potential and should be given exposure to the Board.

    If a director is in the situation of having to contact an employee directly, the director will ensure that this contact is not distracting to the business operation of the Corporation. The CEO should be made aware of the substance of such contact.

7.     Board Information

        Prior to each quarterly meeting, the Board should receive the following information from management:

  a)
  a letter from the President and CEO outlining major accomplishments and issues;

  b)
  a summary of each agenda item that requires a thorough debate of various courses of action and concluding with management's recommendations and summary of the risks. The directors should receive this information not less than 5 business days prior to each meeting; and

8.     Board Committees

  The Board may form a committee of directors and delegate to such committee any powers of the directors, subject to Section 115 of the CBCA. A committee shall generally be composed of outside directors, although some board committees may include the one inside director.

  Subject to the Corporation's by-laws and any resolution of the Board, a committee may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Where neither the Board nor the committee has determined the rules or procedures to be followed by the committee, the rules and procedures set out in the by-laws, paragraphs 8 to 15, shall apply with necessary modifications.

  The roles of the committees with respect to the Board are discussed below:

        a)    Committee Membership

    Committee members are appointed by the Board on the recommendation of the Board Chairman in consultation with the CEO and the Governance and Compensation Committee and with consideration of the desires of individual Board members.

    Consideration will be given to rotating committee members periodically.

    Committee chairmen are selected by the Board on the recommendation of the Chairman. The chairman of a committee presides at all meetings of the committee and is responsible to see that the work of the committee is well organized and proceeds in a timely fashion.

    All directors may attend meetings of any Committee at the Committee chairman's invitation, but may not vote and may not be counted for the purposes of the quorum.

        b)    Committee Meetings and Agendas

    The committee chairman, in consultation with committee members, will determine the location, frequency and length of the meetings of the committee. The Audit Committee shall meet at least four times per year to review the annual and interim financial statements. All other committees shall meet at least annually. The chairman of the committee, in consultation with the CEO or the appropriate senior manager, will develop the committee's agenda.

    Notice of meetings shall be given by letter, facsimile or other means of recorded electronic communication, or by telephone not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meetings before or after the holding thereof.

        c)     Committee Responsibilities

    Committees analyze, consistent with their terms of reference, strategies and policies which are developed by management. Committees may make recommendations to the Board but, unless specifically mandated to do so, do not take action or make decisions on behalf of the Board.

    A committee may, from time to time, request assistance of external advisors who the committee requires to research, investigate and report on matters within a committee's term of reference. This request should be approved by the Board and coordinated through the Chairman and CEO.

        d)    Reporting

    Each committee has a duty to report to the Board all matters that it considers to be important for Board consideration. All minutes of committees should be attached to the Board minutes and forwarded to each member of the Board by the Secretary of the Corporation in a timely manner.

9.     Director Compensation

  Remuneration of directors is established by the Board on the recommendation of the Governance Compensation Committee and shall be generally in line with that paid by public companies of a similar size and type.

  The Board encourages Board members to own shares in the belief that share ownership facilitates the directors' identification with the interests of the shareholders. Directors are therefore encouraged to own at least 2000 shares within the first two years of their appointment.

10.   Corporate Standards of Conduct

  The Board has the responsibility for ensuring that standards of conduct are established and for monitoring compliance by the Corporation.

  The Corporation has established an Environmental Policy, Occupational Health and Safety Policy and Code of Conduct.

11.   Access to Outside Advisors

  Individual directors or a group of directors may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor should be coordinated through the Chairman and the CEO, and be subject to Board approval.

QuickLinks

  Exhibit 2
SCHEDULE A